Exhibit 99.5

CONSENT TO BE NAMED A DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 and all amendments thereto (together with the joint proxy statement/prospectus therein, the “Registration Statement”) filed by CONSOL Energy Inc. (“CONSOL”) in connection with the Agreement and Plan of Merger, dated as of August 20, 2024, by and among CONSOL, Mountain Range Merger Sub Inc. and Arch Resources, Inc. (as it may be amended from time to time, the “Merger Agreement”) as a person who will become a director of CONSOL, which will be renamed “Core Natural Resources, Inc.” at the Effective Time (as such term is defined in the Merger Agreement), and to the filing of this consent as an exhibit to the Registration Statement.

Date: October 1, 2024

/s/ Paul A. Lang
Paul A. Lang